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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

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venBio Sends Letter to Immunomedics Stockholders

Believes Change is Urgently Needed to Build Sustained Stockholder Value and Correct String of Strategic Missteps

Cites Company’s Failure to Meaningfully Advance IMMU-132 Drug Candidate for Triple Negative Breast Cancer

Stockholders Should Not be Distracted by Reactive Recent Announcements from Company, Including New Board Nominees

venBio’s Board Nominees – in Contrast to Company’s Candidates – Possess the Right Experience and Ability to Deliver Important Treatment Options for Patients

Urges Stockholders to Vote for venBio’s Four Highly-Qualified Nominees on the GOLD Proxy Card Today

NEW YORK (January 11, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 9.5 million shares, or 9.0%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today sent a letter to Immunomedics stockholders in connection with venBio’s nomination of four highly-qualified candidates – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and Dr. Behzad Aghazadeh – for election to the Company’s Board of Directors (the “Board”) at the upcoming 2016 Annual Meeting of stockholders, which is currently scheduled to be held on February 16, 2017.

The full text of the letter follows:

January 11, 2017

Dear Fellow Stockholders:

New York-based venBio Select Advisor LLC is the SEC registered investment manager for venBio’s public markets strategy focused on the biotechnology sector. Our fund aims to invest in disruptive innovative assets, often through capital infusion into companies in order to advance important novel therapies from development through commercialization.

We believe that the Board of Directors and management of Immunomedics have failed to advance the best interests of its stockholders. In particular, we are extremely disappointed with the Company’s failure to form a strategic partnership to bring to market IMMU-132, a promising and much needed drug candidate for treating triple negative breast cancer, which we believe may have led to a destruction of stockholder value over the past year and a half. Furthermore, we believe that poor corporate governance and a lack of Board independence arising from the husband-wife team of Board Chairman and Chief Scientific Officer (CSO) Dr. David Goldenberg and CEO Cynthia Sullivan’s outsized presence on what was a five person Board have contributed to a string of failures and missteps at the Company, which are discussed below. We believe that the Company’s recently announced Board and leadership changes are too little, too late, and do not adequately address these concerns.

Over the past year and a half, we have engaged extensively with Immunomedics, offering constructive solutions to improve the Company’s shortcomings, unlock stockholder value, and advance the development of the IMMU-132 drug. In our view, there has been a lack of significant progress made to correct what ails the Company, which includes its inability to move into Phase 3 testing of IMMU-132. We believe that the flurry of recent press releases highlighting incremental news and, most recently, the nomination of new director candidates, from Immunomedics has been driven by defensiveness in the face of our public criticisms. We urge stockholders not to fall for Immunomedics’ blatant attempt to distract from the lack of true progress at the Company.

Clearly, change is needed urgently to right the course of Immunomedics. This is why we are nominating four highly-qualified candidates for election to the Board. Our candidates have the necessary pharmaceutical development background and breast cancer expertise, commercial manufacturing and regulatory expertise, management skills, pharmaceutical partnering/deal making and capital markets know-how to successfully lead the Company forward and drive the advancement of the IMMU-132 drug, which will enhance stockholder value and restore stockholder confidence.

Our case for change at venBio is based on the following core arguments:

1) The Board has Overseen Rampant Destruction of Stockholder Value

•	The Company received breakthrough designation (BTD) from the FDA on February 5, 2016, a recognition by the regulatory agency of the potential promise the drug candidate IMMU-132 holds.

•	However, the Company was then ejected from the prestigious American Society of Clinical Oncology (“ASCO”) for breaking the conference’s data embargo, The ASCO conference organizers determined that Immunomedics “violated the [ASCO] embargo by reporting results…[previously] at a conference in April [2016].”[1] Immunomedics’ stock price declined a staggering 60% in the three weeks following the event. Meanwhile, Dr. Goldenberg and Ms. Sullivan sold 750,000 shares of the Company on the open market during this time.

•	Despite the substantial clinical progress and regulatory clarity providing for a possible accelerated path to approval by the Food and Drug Administration (“FDA”), the Board and management have overseen a 30% share price decline, from $3.95 on June 1, 2015 (the day the initial data were presented at the 2015 ASCO conference) to $2.77 on November 15, 2016 (the closing price prior to our announcement of our nominations), while the NASDAQ Composite index gained almost 4% over the same period.

•	In fact, Immunomedics’ share price has, over the past three years, consistently lagged the biotech indices as well as the broader NASDAQ Composite index.

1 Press Release: Immunomedics Provides Update on Triple-Negative Breast Cancer Presentation at ASCO (Jun. 3, 2016), available at https://globenewswire.com/news-release/2016/06/03/845992/0/en/Immunomedics-Provides-Update-on-Triple-Negative-Breast-Cancer-Presentation-at-ASCO.html. See also Adam Feurstein, Immunomedics Kicked Out of Prestigious ASCO Cancer Conference, The Street (Jun. 3, 2016), available at https://www.thestreet.com/story/13594991/1/immunomedics-kicked-out-of-prestigious-asco-cancer-conference.html.

NOTE: iShares NASDAQ Biotechnology Index (IBB) and SPDR S&P Biotech Index (XBI) are the two largest biotech indices.

2) Immunomedics Has Failed to Form a Strategic Partnership to Bring the IMMU-132 Drug to Market and Monetize its Pipeline

The Company has failed to deliver on its promise of signing a partnership or licensing agreement to move IMMU-132, a drug candidate for treating triple negative breast cancer (a deadly disease for which no targeted therapies currently exist), through clinical development. This has prohibited the necessary clinical trials that would allow patients to benefit from this treatment.

•	The Company has noted repeatedly that its goal is to partner IMMU-132 with a global pharmaceutical company to help expedite clinical advancement as well as defray the costs of running an expensive registration clinical trial.

•	Despite explicitly noting on the FY4Q16 earnings call on August 17 that “[Immunomedics] already ha[d] term sheets,” the Company has failed to enter into a partnership to date.

•         Recent attempts to create the illusion of progress are nothing more than a smokescreen. What the Company portrays as steps forward are in reality too little, too late, and are what most public companies would deem unworthy of playing up to such a high degree.

•         Without a partnership with a global pharmaceutical company, the Company will be unable to complete a Phase 3 global registration trial, effectively turning their failure to close a deal into a perpetual delay in advancing their drug candidate and an unnecessary impediment to providing this important therapy to the un-served patient population.

•         On the Company’s FY1Q17 earnings call, Company representatives indicated that they plan on treating patients at the “beginning of next year” and as late as March 2017, several months later than the late 2016 initiation originally discussed on the FY4Q16 earnings call.

•         The delay in moving to Phase 3 will make submission of an accelerated FDA approval filing more difficult as the FDA requires a confirmatory Phase 3 trial to be substantially underway at the time of filing.

•         The Company has put patient access to the drug at risk because of mismanagement of the partnership and clinical trials process.

3) The Company Has Failed to Maintain Good Corporate Governance

The Company’s husband-wife CEO-CSO team until recently occupied 40% of its Board seats and the Chairmanship of the Board, severely limiting the ability of the Board to exercise independent oversight over management. Although this is slated to change per the Company’s recent announcement, their hasty maneuvers to adjust the Board are, in our view, simply a calculated minimal response to our criticisms, and not reflective of any newfound devotion to good corporate governance. The Board’s failure to implement any necessary changes prior to our criticism demonstrates its inability to confront the challenges faced by the Company.

Even though Dr. Goldenberg owns a larger stake in the Company’s subsidiaries than in the Company itself, the Board apparently finds it acceptable to allow Dr. Goldenberg to allocate ownership of new intellectual property between the Company and its subsidiaries that he owns.

We believe that Dr. Goldenberg and Ms. Sullivan, as members of both management and the Board, bear responsibility for the Company’s strategic missteps that have led to a significant decline stockholder value. In addition, we believe the misaligned compensation structures that have been put in place for Dr. Goldenberg and Ms. Sullivan have led to the enrichment of both executives without a corresponding increase in stockholder value:

•	Dr. Goldenberg has leveraged his invention of IMMU-132 to personally derive product royalties for sales completed if the Company achieves profitability.[2]

•	Dr. Goldenberg receives $150,000 of incentive compensation every year the Company fails to generate a profit.

•	Dr. Goldenberg was paid $4.2M in FY2016, including $3.4M of stock awards, while the Company’s share price declined 41%.[3]

2 See the Company’s proxy statement for the 2016 annual meeting of stockholders, filed with the SEC on November 2, 2016, at 50-51.

3 Id. at 44.

•	Ms. Sullivan was paid $1.4M during the same period, including $350K in stock awards despite a failure to achieve any of the Company’s stated goals. [4]

Management missteps along with concerning behavior throughout this contested proxy process leave us concerned about management’s ability to act in the best interests of stockholders.

In addition, the Company has repeatedly misled investors and mismanaged its cash balance.

•	Throughout FY2016, the Company repeatedly refused to take investments in IMMU-132 as they reassured investors that their potential partnership would provide sufficient cash to continue operations.

•	On October 5, 2016, the Company issued a dilutive financing of $30,000,000 with 100% warrant coverage, while the stock was at its then lowest levels since ASCO 2016.

•	More than the financing itself, the loss of credibility from originally telling investors that the Company was not going to engage in dilutive financing was devastating to the share price, leading to a 24% share price decline in a single day while the NASDAQ Composite was up 0.5%.

4) venBio’s Highly-Qualified Board Nominees have the Requisite Experience and Skill Set Needed to Transform Immunomedics; The Company’s Nominees Do Not

We have for years observed Immunomedics and analyzed its deficiencies. Based on this, we believe that the following core competencies and areas of expertise are essential qualities that any potential Board must collectively possess if Immunomedics is to embark on the path of creating true stockholder value:

•	Pharmaceutical Development Background and Breast Cancer Expertise
•	Commercial Manufacturing Expertise
•	Regulatory Expertise
•	Good Management Skills and Corporate Governance Know-How
•	Pharmaceutical Partnering/Deal Making Experience
•	Capital Markets Expertise

While we are still evaluating Immunomedics’ recent additions to the Board, our initial impression is that their candidates do not fulfill the requirements above because collectively they do not have the comprehensive experience in these areas. The focus of the Company’s major asset pertains to a complex therapeutic treatment with breast cancer, an area where venBio’s nominees are better positioned to oversee based on our experience and knowledge.

Additionally, we are concerned with the Company nominees’ lack of relevant experience in signing a strategic partnership with a large pharmaceutical company, which is a main corporate objective of the Company to advance the progress of IMMU-132. It’s critical that the Company is ideally represented to execute on the most valuable strategic relationship, as well as be appropriately positioned for the period thereafter, ensuring continued success of the Company. The Company will not have a second chance to put in the right Board and leadership.

venBio’s nominees were brought together with thought to address the current and future needs of the Company in comparison to the Company’s slate which we believe was patched together in an attempt to quickly and ineffectively react to the pressure we have placed on the Company. We believe that our slate of highly-qualified candidates possess each of the essential qualities we listed above and collectively fit these needs, which will provide the change necessary to accelerate the advancement of drug candidates, namely IMMU-132, that address unmet medical needs and to unlock value for our fellow stockholders, guiding the Company through a critical time of growth, and restoring the investment community’s confidence in the Immunomedics Board.

4 Id.

In addition, venBio has a strong advisory network that our nominees will use as a resource if they join the Board. This network includes Dr. Richard Heyman, co-founder and Chief Executive Officer of Aragon Pharmaceuticals, which focused on androgen receptor signaling inhibitors for the treatment of prostate cancer and was acquired by Johnson & Johnson in 2013, and Seragon Pharmaceuticals, which focused on Selective Estrogen Receptor Degraders (SERDs) for the treatment of breast cancer. venBio’s nominees for the Immunomedics Board of Directors include:

  Scott Canute – Canute has more than 34 years of experience in the biopharmaceutical industry, having served as President, Global Manufacturing and Corporate Operations at Genzyme Corporation and previously as President of Global Manufacturing Operations at Eli Lilly and Company. He holds a B.S. in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Canute’s specific expertise in the area of commercial biologics manufacturing and CMC as well as his extensive Board experience with multiple pharmaceutical companies, make him well qualified to serve on the Board of Immunomedics, in our view.

  Peter Barton Hutt – Hutt is a renowned expert in food and drug law and currently serves as Senior Counsel at Covington & Burling LLP. He began his law practice with the firm in 1960 and has remained at the firm with the exception of serving as Chief Counsel for the Food and Drug Administration from 1971 until 1975. He has been recognized by The Washingtonian magazine as one of Washington’s 50 best lawyers and one of the 40 best health care lawyers in the U.S. by the National Law Journal. He holds a B.A. from Yale University, an LL.B. from Harvard Law School, and an LL.M. from the New York University School of Law. We believe that Mr. Hutt’s expertise in the US and EU regulatory frameworks including successful interactions with both the FDA and the EMA as well as his service on a wide range of Boards of Directors in the biotechnology and pharmaceutical industries, make him very well qualified for the Board of Immunomedics.

  Dr. Khalid Islam – Dr. Islam has over 29 years of experience in the pharmaceutical and biotechnology industry and currently serves as the Managing Director of Life Sciences Management GmbH. He also co-founded Sirius Healthcare Partners, a Swiss life sciences company, and PrevABR LLC, an American clinical-stage therapeutics company. Dr. Islam also previously served as Chairman and CEO of Gentium S.p.A., a Nasdaq-listed pharmaceutical company. Dr. Islam graduated from Chelsea College and received his PhD from Imperial College, University of London. In our view, Dr. Islam’s extraordinary board experience, deep knowledge of business development and collaboration, and outstanding leadership position him well to be a Board member at Immunomedics.

  Dr. Behzad Aghazadeh – Dr. Aghazadeh is a managing Partner and Portfolio Manager of the venBio Select Fund. He brings more than 20 years of experience in the biopharmaceutical industry, including more than 10 years as an institutional investor and previously six years at Booz Allen as a general management consultant to senior executive teams of the healthcare sector. Dr. Aghazadeh holds a Master’s in Physics from the Ludwig-Maximilians-University (Munich, Germany) and a PhD in Biochemistry & Biophysics from Cornell University. We believe that Dr. Aghazadeh’s extensive experience working on strategic initiatives for executive management teams and boards of directors of numerous companies in the biopharmaceutical industry, as well as his considerable experience as an investor in emerging companies in the sector, make him well qualified to serve as a director of Immunomedics.

 At this critical juncture in the acceleration of IMMU-32, your vote is critical to curbing the tide of missteps and strategic failures at Immunomedics. We urge you to support our four highly-qualified Board nominees, who have the skills and experience necessary to turn around the Company and build lasting value for you, its stockholders.

Vote FOR all four of our Nominees on the GOLD Proxy Card Today.

Sincerely,

Dr. Behzad Aghazadeh

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.